UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 6, 2013
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Officers

Effective March 6, 2013, Mr. Stephen Dunmead, age 49, has been appointed to the position of Chief Operating Officer. Otto R. Herbst, who had been serving as SWM's Chief Operating Officer and Executive Vice President of Global Papers, will continue to lead as Executive Vice President, managing the company's paper business. Additionally, effective March 31, 2013, Wilfred A. Martinez will transition from Vice President, LIP Operations to Vice President, Research and Development.

Prior to joining SWM, Mr. Dunmead served as the Executive Vice President and General Manager of OM Group's Specialties Division. OM Group, Inc. is a leading global solutions provider of specialty chemicals, advanced materials and unique technologies. Mr. Dunmead joined OM Group in 1998 as Director of Research and Development, Powdered Metals Division, was appointed Chief Technology Officer in 2001, and during his 14-year tenure with the organization rose through the ranks to the EVP and GM position. In this role, he had global P&L responsibility for six businesses, representing $1.5 billion in revenue, with 6,500 employees at 32 sites in North America, Europe, Asia, and Africa.

Mr. Dunmead does not have an employment contract with SWM, and he is not a party to any related transactions.  Mr. Dunmead's compensation will consist of a base salary of $485,000 per year plus a target annual incentive bonus of 80 percent of base salary and a long-term incentive bonus targeted at 140 percent of base salary, which is payable in the Company's restricted stock.  The Company awarded Mr. Dunmead 10,000 shares of restricted stock with a four-year vesting period and he will receive health and welfare and other benefits on the same terms made available to all salaried employees.

The March 6, 2013 press release announcing the change is attached hereto as Exhibit 99.1

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release, dated March 6, 2013, of Schweitzer-Mauduit International, Inc., announcing senior management appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:/s/ Jeffrey A. Cook
Jeffrey A. Cook
Executive Vice President,
Chief Financial Officer & Treasurer

Dated: March 6, 2013